Exhibit 10.33

1 August 2018

Strictly Private and Confidential

By hand

Richard M. Weil

Dear Richard:

I am pleased to confirm your continued employment as the Chief Executive Officer of Janus Henderson Group. For avoidance of doubt, the employing entity will be Janus Management Holdings Corporation, (together with Janus Henderson Group Plc, the Company).

The following terms include the statutory particulars we are required to give you in accordance with the terms of the Employment Rights Act 1996, which, together with the contractual sections of the Employee Handbook make up your contract of employment (the Agreement). Where there is any conflict between the statement of terms of employment and the contractual sections of the Employee Handbook the statement of terms will apply. We do not automatically send out copies of the Employee Handbook as it is available on Shared Space (the Company’s intranet). If you wish to see a copy before accepting this offer, please let me know.

1.                                    Date of commencement of Employment

1.1                             Your employment as the Chief Executive Officer of Janus Henderson Group Plc under this Agreement will become effective 1 August 2018.  Your period of continuous employment for the purposes of the Employment Rights Act 1996 began on 1 February 2010.

2.                                    Duties

2.1                             Your Job title is Chief Executive Officer and you will perform and observe such duties as may from time to time be required of you by the Company, provided they are consistent with your skills and experience. The Company reserves the right to change reporting lines and change, add or withdraw duties subject to giving you prior notice.

3.                                    Remuneration and Benefits

3.1                             Basic Salary

3.1.1                  Your initial basic salary will be $650,000 per annum (Basic Salary) payable semi-monthly in arrears to your bank account, as directed by you.

3.1.2                  Salaries are reviewed in the first quarter of each year and your salary will first be reviewed in 2020. The Company would, however, have no obligation to increase your salary consequent on any such review. The Company will not decrease your salary.

3.2                             Discretionary Bonus

3.2.1                  You will be eligible to be considered for an annual discretionary bonus under the Company’s bonus scheme in place from time to time. To be eligible to receive any award, you must be in employment with, and not have voluntarily given notice of termination to, or received notice of termination from, the Company for any reason whatsoever by the date payment would otherwise be made. Any award will be entirely at the discretion of the compensation committee of the Board of Directors (the Compensation Committee), is not part of your contractual remuneration and is not pensionable. Where you have received notice of termination from the Company (but not where you have resigned) and have served a complete bonus year and the bonus has already been decided but not paid, the Company’s general policy would be to pay that bonus to you, provided you are not being dismissed for gross misconduct or otherwise in accordance with clause 9.

3.2.2                  Award of bonuses (if any) is usually made in the first quarter of each year, and any awards which are made are determined by reference to performance in the calendar year (the Performance Year) preceding the award.

3.2.3                  The amount and form of any discretionary bonus award will be determined by the Company in its absolute discretion taking into account such factors as the Company considers, from time to time, to be appropriate, which may include the performance of Janus Henderson Group plc, and the performance, contribution and conduct of the individual.

3.2.4                  The fact that the Company may pay you a bonus in one year does not mean that you will receive a bonus in any later year and you should not expect this. The Company has the right in its absolute discretion (such discretion to be exercised in a rational and bone fide way) to amend any aspect of the scheme or to withdraw it completely and in particular (without limitation) the Company may impose conditions in relation to forfeiture and/or clawback.

3.3                             Incentive Schemes and Remuneration Policies

3.3.1                  Any proportion of any award or payment may at the Company’s discretion be paid in the form of shares in Janus Henderson Group plc or other instruments. The Company may require you to defer a proportion of any award or payment into the Company’s deferral scheme from time to time in force. The terms of the current deferral scheme will be no less beneficial to you than the terms applied to similarly situated senior executives of Janus Henderson Group plc (provided however that the Company may require deferrals to be partially in the form of performance awards) and will be communicated to you in the event that any award or payment reaches the appropriate deferral threshold.

3.3.2                  Subject to clause 8.3, on termination of employment, all of your outstanding awards under any of the Company’s incentive schemes and/or remuneration policies will be treated in accordance with the rules of such incentive schemes or remuneration policies as amended from time to time.

3.3.3                  If, on termination of employment (whether lawfully or in breach of contract) you lose any award, or any of the rights or benefits under any incentive, deferral or other scheme in which you have participated during your employment (including rights or benefits which you would not have lost had your employment not terminated) you will not be entitled, by way of compensation for loss of office, breach of contract or otherwise, to any compensation for the loss of any such award, rights or benefits.

3.3.4                  If the amount of any award or payment made to you pursuant to your employment exceeds any maximum amount that may be paid to you pursuant to any law or relevant regulation in effect at the time of such award or payment (or vesting thereof), your eligibility or entitlement (as relevant) will be reduced to the maximum amount allowed under such law or regulation and the Company’s obligations to make any such award or payment will be reduced accordingly. You agree that if such a payment or award has already been received by you, you will on 30 days’ written demand repay the sum equivalent to any sum received by you in respect of any excess above the maximum permitted amount (less any tax already paid).

3.3.5                  The provisions of this ‘Incentive Schemes and Remuneration Policies’ clause apply not only to any awards and payments referred to in this Agreement but also to any awards and payments made to you subsequently, irrespective of whether the provisions of this clause are repeated in any notification relating to such awards or payments. For the avoidance of doubt, ‘awards’ and ‘payments’ may include (but are not limited to) guaranteed bonuses and salary.

3.4                             Medical Cover

3.4.1                  You will remain eligible to participate in employee benefit plans, programs and arrangements generally available to other similarly situated senior executives of Janus Management Holdings Corporation as such plans, programs and arrangements may be amended from time to time.  Subject, and in addition, to the foregoing, you shall be eligible to participate in the Global Health Plan of the Company in accordance with its terms (or any replacement plan implemented by the Company from time to time).

3.5                             Pension Scheme

3.5.1                  Unless you object and/or elect to remain a participant in the 401(k) Plan (as defined in clause 3.5.3), you will automatically join the money purchase section of the UK staff pension scheme, subject to the rules of the scheme. A copy of the Pension Scheme Booklet which sets out the rules of the scheme is enclosed. You should familiarise yourself with this document.

3.5.2                  The administrators of the 401(k) Plan or the trustees of the pension scheme and their advisers and administrators will need to process certain data about you. These may include items which are categorised as personal data and sensitive personal data under the Data Protection Act 2018 such as medical details or death benefit nominations. You accept that the trustees and their advisers and administrators need this data to calculate and pay benefits for statistical purposes for reference purposes and to administer the 401(k) Plan and the pension scheme as a whole. By signing this contract you agree to this processing taking place.

3.5.3                  You will remain entitled to participate in all savings and retirement plans, practices, policies and programs sponsored or maintained by the Company and its affiliates, including the Janus Capital Group Inc. 401(k) Plan, Profit Sharing and Employee Stock Ownership Plan or successor thereto (the 401(k) Plan), in accordance with the terms of such plans, practices, policies and programs and on terms and conditions no less favourable than the terms and conditions generally applicable to similar level employees.

3.6                             Expenses

3.6.1                  Subject to any Company policy in operation from time to time, the Company will reimburse you promptly in respect of all expenses reasonably incurred by you in the proper performance of your duties, subject to you providing such receipts or other evidence that the Company may reasonably require.

3.7                             Expatriate Benefits

3.7.1                  You will continue to receive expatriate benefits in accordance with the terms of that certain letter agreement, dated as of 12 May 2017, by and between you and the Company, the Company Expat Assignment Policy and the Tax Equalization Policy of the Company, including tax equalization benefits for compensation includable in income during the 2018/19 United Kingdom tax year and the 2019 United States tax year.   Cash compensation paid and share-based compensation granted on and after 6 April 2019 will not be equalised.

4.                                    Absence from Work

4.1                             Sickness or Injury

4.2.1                  If you are ill or injured and unable to attend work, you must return to work as soon as you are fit to do so and ensure that the relevant individuals at work are aware of your absence in order to manage calendars and meeting commitments. You should keep the Chairman of the Board notified of any ongoing sickness absence of more than one week. Full details of the procedures in case of sickness or injury are set out in the Employee Handbook, which will be available to you on the Company’s intranet.

4.3                             Sick Pay

4.3.1                  In addition to the rights afforded you under the Family Medical Leave Act (FMLA), you will be paid your base salary for illness related absences in accordance with Company policy (which currently provides for payment of up to 6 consecutive weeks).  Thereafter you will be eligible for disability cover in accordance with the Company’s practice at the time for similarly situated employees.

4.3.2                  Any payments made by the Company on account of absence through sickness or injury will be inclusive of any entitlements you may have to Statutory Sick Pay and will be reduced by any benefits to which you may be entitled from the Department for Work and Pensions (DWP) as a result of such sickness or injury (whether or not claimed or recovered). You should claim any benefits due from the DWP.

4.4                             Medical Examinations/Reports

4.4.1                  We have the right to require you at any stage of absence to produce a medical certificate and/or we may require you at any time to undergo a medical examination at our expense and by your own registered medical practitioner subject to your consent and your rights under the Access to Medical Reports Act. We also have the right to require you to undergo a medical examination by a registered medical practitioner of our own choice and at our own expense. Provided we keep such information strictly confidential, you agree that such medical practitioner may disclose to us and discuss with us or a Company medical advisor the result of such examination and any matters which arise from it particularly any matters which in his/her opinion might hinder or prevent you (if during a period of incapacity) from returning to work or (in other circumstances) from efficiently performing any of your contractual duties.

4.5                             If you are prevented by incapacity from properly performing your duties under this Agreement for a consecutive period of 20 working days, the Board may in consultation with you (if possible) appoint another person or persons to perform those duties until such time as you are able to resume fully the performance of your duties.

4.6                             If you are prevented by illness, accident or other incapacity from properly performing your duties under this Agreement for a period of 60 working days in any 52 weeks, or become of unsound mind or a patient under any statute relating to mental health the Board may appoint another person to perform your duties and you will resign from the Board of Directors of the Company and any other Group Company.  At such time as you are able to return to work the Company will discuss in good faith your return to your current role or a role that is similar and appropriate to your status and your health at the time.  If that is not possible you will be deemed redundant and subject to notice in accordance with clause 8.1.1 and the Company’s severance policy at the time.

5.                                    Hours of Work

5.1                             The Company’s standard working week is 35 hours: 9.00 am to 5.00 pm, Monday to Friday, with a one hour break for lunch, but as a senior executive, your working time is not measured or predetermined. You are responsible for determining your own hours of work, providing that such hours are consistent with the proper performance of your duties. You agree that weekly limit on working time contained in the Working Time Regulations will therefore not apply to your employment with the Company.

5.2                             The Company reserves the right to alter established working hours to meet business contingencies. From time to time, you may be required to work additional hours for the proper performance of your duties. You will not be entitled to additional remuneration for working outside your standard hours of work.

6.                                    Holidays

6.1                             The Company’s holiday year runs from 1 January to 31 December.

6.2                             Your annual holiday entitlement is 30 days, in addition to the usual public holidays in the UK. This includes your statutory holiday entitlement.

6.3                             Your annual holiday entitlement accrues at the rate of 1/365th per calendar day. If your holiday entitlement changes part way through the holiday year, your holiday entitlement(s) will be pro-rated on this basis.

6.4                             If you leave the Company part way through the holiday year, your entitlement will be calculated in the same way. You will be paid for any holiday which has accrued during the final holiday year of your employment, but which has not been taken by the last day of your employment. If you have taken holiday in excess of your entitlement, you will be required to repay to the Company the relevant amount, which you agree may be deducted from your final salary payment or other sums otherwise owed from the Company pursuant to the Employment Rights Act 1996.

6.5                             The method of calculating a day’s pay for holiday pay and unpaid leave will be your Basic Salary (or, if applicable, your Adjusted Salary) divided by 260 for full-time employees; for part-time employees, holiday pay will be calculated by the same method but on a pro-rated basis.

6.6                             Holiday may only be carried over into a new holiday year if there are legitimate business reasons which have prevented you from taking your full allowance.

7.                                    Employee Handbook

7.1                             The Company reserves the right to make alterations to the Employee Handbook at any time. The Company will bring material alterations to your attention.

8.                                    Notice

8.1                             Subject to clause 9 below, in order to terminate your employment, either party will be required to give the other party written notice as follows:

8.1.1                  from the Company to you:                                    12 months

8.1.2                  from you to the Company:                                    6 months

8.2                             The Company will not be obliged to provide work to you at any time after notice of termination of your employment has been given either by you or by the Company and the Company may, at its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice (Garden Leave):

8.2.1                  require you to comply with such conditions as it may specify in relation to attending at, or remaining away from, the places of business of the Company and any company in the Janus Henderson Group;

8.2.2                  assign you to other duties;

8.2.3                  withdraw any powers vested in, or duties assigned to you; or

8.2.4                  require you to take any outstanding holiday.

For the avoidance of doubt, you may however seek new employment or other work during such garden leave period, including attending interviews, speaking to headhunters and negotiating contracts.

8.3                             The Company reserves the right to terminate your employment at any time (including where you have given notice to the Company) by paying to you pay in lieu of basic salary and the value of your contractual benefits for your period of notice or any remaining period of notice (whether given by the Company or by you), subject to such deductions as are required by law, including but not limited to for tax and employee national insurance. You shall have no entitlement to such payment which shall be made entirely at the Company’s discretion. For the avoidance of doubt, any payment in lieu shall not include the value of any bonus, incentive (whether in the form of equity or otherwise), commission, or holiday entitlement which would have accrued to you had you been employed until the expiry of your notice period. The Company’s right to make a payment in lieu of notice in accordance with this clause does not give you any right to demand such a payment.

8.4                             If the Company elects to terminate your employment by making a payment in lieu of notice, and it subsequently discovers misconduct by you which would have entitled it to terminate the contract summarily, without making such a payment, the Company shall be entitled to withhold payment in lieu and you shall have no rights to recover such sum as a debt owing.

8.5                             The Company may elect to pay any sum under clause 8.3 to you in equal monthly instalments in arrears paid on its normal payroll dates starting with the month following the date of termination of your employment (the Termination Date). If the Company elects to exercise this discretion, you agree to use your best endeavours to obtain and commence alternative employment or engagement as soon as possible after the Termination Date and shall notify the Company immediately of your acceptance and the terms of any offer of alternative employment. The Company may reduce its monthly payments by an amount equivalent to your earnings in such alternative employment or engagement.

8.6                             If the Company terminates your employment at any time, other than in accordance with clause 9 below, you shall be entitled to receive the following severance benefits (Severance Benefits):

8.6.1                  A lump sum payment equivalent to 12 months’ Basic Salary at your Termination Date;

8.6.2                  A payment equivalent to your total variable compensation target in the Performance Year immediately prior to your Termination Date;

8.6.3                  An annual discretionary bonus payment for the Performance Year  in which your employment terminates calculated pro-rata to reflect the number of  full months worked by you in such Performance Year.  Such payment will be based on actual performance, through the most recent quarter immediately preceding the Termination Date,  and paid not later than the date on which that year’s discretionary bonus is otherwise paid to employees (but no later than 15 March in the year immediately following the Performance Year in which your employment terminates);

8.6.4                  If it has not already been paid, your full annual discretionary bonus for the Performance Year preceding your Termination Date; and

8.6.5                  Unvested share awards will vest subject to the achievement of applicable performance conditions and in accordance with the terms of the applicable award plans and award agreements.

The Severance Benefits will be subject to statutory deductions and, where applicable, deferral under the terms of the Company’s deferral scheme at the time.  Any pay or benefits that you receive during any period of garden leave (in accordance with clause 8.2) or in lieu of notice (in accordance with clause 8.3) shall be offset against any such Severance Benefits.  The payment of the Severance Benefits will be conditional upon you entering into a settlement agreement (or equivalent) in  a form acceptable to the Company to release any claims that you might have against  the Company or any Group Company, arising from your employment or its termination.

9.                                    Termination of Employment without Notice

9.1                             Notwithstanding the notice periods set out  in  clause 8 above  the Company may, by written notice, terminate your employment immediately and without compensation (except for salary and holiday pay accrued, due but unpaid) in any of the following circumstances:

9.1.1                  if you are in serious or repeated default of any of your material obligations of employment or any material provisions in any Company policy or fail to maintain a satisfactory standard of conduct or performance within a reasonable time after receiving a written warning from the Board relating to your conduct and/or performance;

9.1.2                  if you are guilty of gross or persistent misconduct, dishonesty or any conduct tending to bring the Company into disrepute;

9.1.3                  if you are imprisoned for any reason or convicted of a crime other than a minor offence under the Road Traffic Acts;

9.1.4                  if you fail to achieve or maintain any relevant regulatory approval appropriate to your position;

9.1.5                  if you cease to be eligible to work in the UK;

9.1.6                  if you become bankrupt or had an interim order made against you under the UK Insolvency Act 1986 (or other equivalent local legislation) or compounded with your creditors generally;

9.1.7                  if you have ceased for any reason to be a director of the Company or any Group Company (other than at the explicit request of the Board);

9.1.8                  if you have been disqualified from being a director of any company;

9.1.9                  if you have failed to comply with the Bribery Act 2010 or any other similar legislation, regulations or rules in any relevant jurisdiction related to, giving payments, gifts or entertainment to obtain a business advantage unlawfully, or adopted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Transactions; or

9.1.10           if you have breached any regulatory requirement, committed an offence relating to insider dealing, commit market abuse or are in breach of the rules of any authority or regulatory organization which apply to you.

10.                             Location

10.1                      Your normal place of work will be the London office of the Company or such other place within the United Kingdom as the Company may from time to time determine. You may also be required to travel to such places, whether in or outside the UK as the Company may from time to time require.

11.                             Disciplinary and Grievance Procedures

11.1                      Details of the Company’s disciplinary and grievance procedures are contained in the Employee Handbook. These rules may be amended by the Company from time to time at its absolute discretion.

12.                             Collective Agreements

12.1                      There are no collective agreements in force which directly affect your employment.

13.                             Health and safety

13.1                      You are required to observe such health and safety regulations as may from time to time be in force at your place of work. The health and safety policy is displayed on notice boards in the Company’s London office.

14.                             Financial Regulation

14.1                      You have an obligation to act and conduct yourself in conformity with the rules of the FCA, any other regulatory organisation constituted in accordance with the Financial Services and Markets Act 2000 and any other relevant overseas regulatory authority.

14.2                      All employees must comply and co-operate fully with all instructions, directions, requirements or requests made or imposed by or on behalf of our regulators under the relevant rules. In particular you must comply with all relevant principles, rules and requirements of the FCA including, in the case of Senior Managers, the “Conduct Rules” for Senior Managers. If you are a Senior Manager you will also be required to comply with your Statement of Regulatory Responsibilities and Overall Responsibilities.

14.3                      You are required  to comply with the rules for employees’ personal investment transactions (the Personal Code of Ethics), relating  to the purchase and sale of securities, details of which are enclosed.

15.                             Confidentiality

15.1                      You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after the termination of your employment:

15.1.1            divulge or communicate to any person, company, business entity or other organization;

15.1.2           use for your own purposes for any purposes other than those of the Company or any Group Company; or

15.1.3           through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of,

any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by you or any other person.

15.2                     For the purposes of this Agreement Confidential Information shall mean any information about the Company or any Group Company that is not publicly available including:

a)                  any trade secrets;

b)                 confidential  information relating to, for example, research activities, details of customers, investors, potential investors, marketing and business plans;

c)                  any other information which you were notified was confidential or which you reasonably ought to realize was confidential; and

d)                 any other information which Janus Henderson or its affiliates could reasonably be expected to regard as confidential,

whether or not such information was reduced to a tangible form or marked in writing as “confidential”, including but not limited to, information which is commercially sensitive, which came into your possession by virtue of your employment and which was not in the public domain and all information which was or may be derived or obtained from any such information.

15.3                     This clause 15 shall only bind you to the extent allowed by law and nothing in this clause shall prevent you from making a statutory disclosure.

15.4                     Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any trade secret law of the United States for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  You understand that if you file a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that you have with the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that you have with the Company or its affiliates shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

16.                             Return of Papers, Etc.

16.1                      You will promptly, whenever requested by the Company and in any event upon the termination of your employment, deliver to the Company all lists of the Company’s clients or customers, as well as all correspondence and all other documents, papers and records, including computer information and disks, which belong to the Company and which may have been prepared by you or have come into your possession, custody or control in the course of your employment, and you will not be entitled to and will not retain any copies thereof. Title and copyright therein will remain with the Company. For the avoidance of doubt you are entitled to retain your personal employment documents including but not limited your contract, the Company handbook, your payslips and award statements.

17.                             Other Employment

17.1                      During your employment, you must not be engaged in any other business without prior written consent of the Company.

18.                             Deductions

18.1                      We are entitled to deduct from your pay or any other sums payable to you by the Company any sums which you may owe us including (without limitation) any overpayments of salary. Before making any such deduction, the Company will notify you of the nature of the proposed deduction and give you a reasonable opportunity to challenge it.

18.2                      All sums payable by the Company will be subject to deductions required by law.

19.                             Third Party Rights

19.1                      You and the Company agree that any rights which a third party (other than a member of the Janus Henderson Group) may acquire under this contract of employment by reason of the Contracts (Rights of Third Parties) Act 1999 are excluded.

20.                              Data Protection

20.1                       You are obliged to comply with our data protection policy set out in the Employee Handbook.

20.2                       The Company will collect and process information relating to you in accordance with the privacy notice which is on the Company’s intranet (SharedSpace). For the avoidance of doubt, processing includes the monitoring of your e-mails and computer use to the extent we consider necessary to ensure compliance with our e- mail policy, legal and regulatory obligations and any other roles or policies which apply from time to time.

20.3                       You may continue to use your any personal computer and devices, as long as you comply with the Company’s data protection policy and any other relevant policy in place from time to time and notified to you

20.4                       If we instruct you to do so (and in any event when your employment terminates for whatever reason) you must surrender all manual data belonging to any business of the Company and erase (in so far as this is feasible without specialist IT help) all data relating to any business of the Company from any computer to which you have access but which is not under the custody or control of the Company. In such circumstances you must also surrender (or destroy) any paper copies made of such data.

21.                              Covenants

21.1                       For the purposes of clause 21, Termination Date means the date of the termination of your employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

21.2                       You covenant with the Company (for itself and as trustee and agent for each other company in the Janus Henderson Group) that you will not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity during your employment and for the period of 12 months following the Termination Date (subject to clause 21.4 below) you shall not:

21.2.1            directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with the Company or Group Company within the United States of America or the United Kingdom (the Protected Region) in any Competitive Business;

21.2.2            knowingly solicit, hire or attempt to hire, or assist another in soliciting, hiring or attempting to hire, on behalf of any Competitive Business, any person who is  employed or engaged by the Company or any Group Company as a director, fund manager or in a senior managerial or other specialist capacity and with whom you had material business dealings in the course of your employment in the 12 month period immediately prior to the Termination Date;

21.2.3            knowingly divert, attempt to divert, or solicit, or assist another in diverting, attempting to divert or soliciting, the customer business or account of any Protected Client on behalf of a

Competitive Business; or

21.2.4            knowingly interfere with any relationship which may exist from time to time between the Company or any Group Company any of its employees, consultants, agents or representatives.

21.3                       For the purposes of this clause 21, Competitive Business means any business that provides investment advisory or investment management services or related services; and Protected Client shall mean any person or entity to whom the Company or any Group Company  provided investment advisory or investment management services at any point during the six months preceding the Termination Date and with whom or which you first had contact or otherwise developed a relationship while employed by the Company.

21.4                       The period during which the restrictions referred to in this clause 21 will apply following the Termination Date will be reduced by the amount of time during which, if at all, you are placed on garden leave under the provisions of clause 8.2.

21.5                       You agree that if, during your employment with the Company or the period of the restrictions set out in clause 21.2 (subject to the provisions of clause 21.4), you receive an offer of employment or engagement, you will provide a copy of clause 21 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

21.6                       You will, at the request and expense of the Company, enter into a separate agreement with any company in the Janus Henderson Group under the terms of which you will agree to be bound by restrictions corresponding to those contained in clause 21.2 (or such as may be reasonably appropriate in the circumstances).

21.7                       Each and every obligation under this clause 21 will be treated as a separate obligation and will be severally enforceable as such. If any restriction contained in this clause 21 will be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances but would be valid if part of the wording were deleted the said restriction will apply with such deletions as may be necessary to make it valid and effective.

22.                              Intellectual Property

22.1                       For the purposes of this clause 22, Intellectual Property Rights shall mean: patents, utility models, trademarks, design rights, applications for any of the foregoing, copyright, moral rights, database rights, rights in databases, performers’ rights, know-how, secret processes, inventions, developments, discoveries, improvements or processes, trade or business names, domain names, goodwill and the right to sue for passing off and all other intellectual property rights, in each case whether registered or unregistered, including all applications and rights to apply for, and be granted renewals and extensions of, such rights and all similar rights in any country whether currently existing or created in the future, together with the right to sue for and recover damages or other relief in respect of infringements of any of them.

22.2                     Any Intellectual Property Rights made, discovered or produced by you in the course of your employment in connection with or in any way affecting or relating to, or capable of being used or adapted for use in connection with, the business of the Company or any company in the Janus Henderson Group shall immediately be disclosed to the Company in writing and shall automatically, on creation, vest absolutely in the Company or such company in the Janus Henderson Group as the Company may nominate for that purpose. To the extent that such rights do not automatically vest in the Company, you hereby assign, including by way of present assignment of future rights, all Intellectual Property Rights to the Company with full title guarantee free from all encumbrances and third party rights. You shall (at the request and reasonable expense of the Company) sign all such documents and perform all such acts as may be required fully to vest all such rights in the Company (or its nominee).

22.3                     You waive irrevocably all moral rights (as defined in Chapter IV of Part I of the Copyright, Designs and Patents Act 1988, and all similar rights in other jurisdictions to the extent permitted in the relevant jurisdiction) in any works produced during your employment in which copyright is vested in the Company or any company in the Janus Henderson Group whether by virtue of this clause 22 or otherwise.

22.4                     You irrevocably appoint the Company as your attorney to appoint any other director of the Company as your agent to sign any documents in your name and on your behalf and do anything necessary to obtain for itself or its nominee the full benefit of this clause 22.

22.5                     You acknowledge that the Company in its sole and absolute discretion shall decide the extent, if any, of the protection sought in relation to the matters referred to in clause 22. Accordingly, you shall not (whether during or after this employment) apply or join in applying for any patent, registered design, trade mark or other equivalent protection in connection with the matters listed in clause 22.2 without the prior written approval of the Company.

22.6                     You agree that:

22.6.1          at the Company’s request and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Intellectual Property Rights;

22.6.2          not to attempt to register nor patent any Intellectual Property Rights unless requested to do so by the Company; and

22.6.3          to keep confidential all Intellectual Property Rights developed in the course of your employment unless the Company has consented in writing to its disclosure by you.

22.7                     You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this clause 22. This is without prejudice to your rights under the Patents Act 1977.

23.                              General

23.1                       The headings to clauses are for convenience only and have no legal effect.

23.2                       Any reference to Janus Henderson Group or the Group means Janus Henderson Group plc and any and all of its subsidiaries (as such term is defined in s.1159 Companies Act 2006).  A Group Company is any entity in the Janus Henderson Group or the Group.

23.3                       This Agreement shall be governed by and construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this Agreement (including its formation) shall also be governed by the laws of England. The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Agreement (including its formation).

23.4                       The Agreement sets out the entire agreement and understanding between you and the Company regarding the terms of your employment. This Agreement supersedes all prior discussions between you and the Company and all representations, terms and conditions and warranties (other than in relation to anything affecting your suitability for employment) whenever given and whether orally or in writing and any other contracts of employment (oral or written) which you may have from or with the Company, including (without limitation) your Change in Control Agreement (as defined below), except that nothing herein will limit liability for fraud.  You hereby agree that the Change in Control Agreement, dated February 1, 2010, by and between you and Janus Capital Group Inc. (the Change in Control Agreement) is terminated effective 1 August 2018 and you relinquish any benefits under such agreement on and following such date.

23.5                       The Company may amend this Agreement at its sole discretion where required to do so to comply with any law, regulation, or regulatory requirement.

23.6                       The parties to this Agreement intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier).  Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. You shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

23.6                       This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

I trust that this offer is acceptable. If so, I should be grateful if you would sign the attached copy and return it to me in the envelope supplied, together with the documents listed below as enclosures. Please note that if we have not received a signed copy of this letter within seven days the offer of employment will lapse.

Yours sincerely,

The parties have executed this Agreement as a deed on the date shown at its head.

EXECUTED as a DEED by	)

RICHARD M.WEIL	)	/s/ RICHARD M. WEIL

in the presence of	)

Witness:

Signature:	/s/ Michelle R. Rosenberg

Name:	Michelle R. Rosenberg

Address:	151 Detroit St. Denver CO 80206

EXECUTED as a DEED by		)

JANUS MANAGEMENT HOLDINGS CORPORATION		)

acting by a director		)

in the presence of		)

Witness:

Signature:	/s/ R. D. Gillingwater

Name:	Richard Gillingwater

Address:	151 Detroit St. Denver CO 80206